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                                                                   Exhibit 23(b)


                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-56621) of Shawmut National Corporation of our report dated January 19, 1994 appearing on page F-3 of Shawmut National Corporation's Annual Report of Form 10-K for the year ended December 31, 1993 and our report dated January 19, 1994, except as to
Note 2 as to which the date is July 28, 1994, appearing on page 8 of the Current Report on Form 8-K of Shawmut National Corporation dated August 2, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Hartford, Connecticut
January 10, 1995